LETTER AGREEMENT

AMG Managers CenterSquare Real Estate Fund

Subadvisory Agreement

October 1, 2016

CenterSquare Investment Management, Inc.

630 West Germantown Pike, Suite 300

Plymouth Meeting, Pennsylvania 19462

Attn: Compliance

Re:	Subadvisory Agreement between AMG Funds LLC (formerly Managers Investment Group LLC) (the “Adviser”) and CenterSquare Investment Management, Inc. (formerly Urdang Securities Management, Inc.) (the “Subadvisor”), dated as of March 1, 2006, and as amended from time to time (the “Subadvisory Agreement”)

Ladies and Gentlemen:

Pursuant to Section 9 of the Subadvisory Agreement, the Adviser hereby notifies you that Schedule A to the Subadvisory Agreement is amended, effective as of the date hereof, to reflect a revised subadvisory fee (the “New Subadvisory Fee”) that has been agreed to by the Adviser and the Subadvisor with respect to AMG CenterSquare Real Estate Fund (formerly Managers Real Estate Fund), a series of AMG Funds I (formerly Managers Trust I) (the “Trust”). Attached as Appendix A is an amended and restated Schedule A to the Subadvisory Agreement setting forth the annual fee that the Adviser will pay the Subadvisor pursuant to Section 5 of the Subadvisory Agreement.

Please acknowledge your agreement to the New Subadvisory Fee as set forth on Appendix A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds LLC

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED

CenterSquare Investment Management, Inc.

By:
Name:
Title:
Date:

ACKNOWLEDGED

AMG Funds I

By:
Name:
Title:
Date:

Appendix A

AMENDED AND RESTATED

SCHEDULE A

AMG Managers CenterSquare Real Estate Fund

The Adviser shall pay to the Subadvisor a quarterly gross investment subadvisory fee for each calendar quarter at an annual rate equal to [    ]. The fee shall be pro-rated for any calendar quarter during which the contract is in effect for only a portion of the quarter.